UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

ATOSSA GENETICS INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-35610 (Commission file number)	26-4753208 (IRS Employer Identification No.)

1616 Eastlake Ave. East, Suite 510, Seattle, Washington 98102
(Address of principal executive offices and zip code)

(800) 351-3902
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 27, 2014, the Board of Directors (the “Board”) of Atossa Genetics Inc. (the “Company”) appointed Richard I. Steinhart as a Class II director of the Company. The appointment is effective on March 1, 2014.  The Board appointed Mr. Steinhart to serve on the Audit Committee and Compensation Committee of the Board. The Company believes that the composition of both the Audit Committee and the Compensation Committee will continue to meet the requirements for independence under the applicable requirements of the Nasdaq Capital Market and Securities and Exchange Commission rules and regulations.

From 2006 to 2013, Mr. Steinhart, 56, was an executive at MELA Sciences, Inc., most recently serving as its CFO, Senior Vice President, Treasurer and Secretary. From 1992 to 2006, Mr. Steinhart was Managing Director at Forest St. Capital/SAE Ventures. Earlier, he served as Vice President and CFO at Emisphere Technologies from 1991 to 1992 and as General Partner and CFO of CW Group Inc. Mr. Steinhart is a Member of the Board of Directors of Actinium Pharmaceuticals where he is Chairman of the Audit Committee and a member of the Compensation Committee. From 2004 to 2012, Mr. Steinhart was a Member of the Board of Directors of Manhattan Pharmaceuticals and was Chairman of the Audit Committee.

In connection with his appointment to the Board, on March 1, 2014 Mr. Steinhart received a restricted stock award of $50,000 worth of shares of the Company’s common stock, or 22,728 shares, under the Company’s 2010 Stock Option and Incentive Plan (the “Plan”), which vests quarterly over one year from the date of grant.  In connection with Mr. Steinhart’s service on the Board through the 2014 annual meeting of stockholders, he was granted an option to purchase 16,484 shares of the Company’s common stock under the Plan, exercisable at $2.20 per share, which was the fair market value on the date of grant. The option vests and becomes exercisable at the 2014 annual meeting of stockholders. Mr. Steinhart will also receive the cash compensation payable to non-employee directors for attendance at board meetings pursuant to the Company’s non-employee director compensation policy.  The Company has entered into its standard form of indemnification agreement with Mr. Steinhart.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ATOSSA GENETICS INC.

Date: March 5, 2014	By:	/s/ Kyle Guse
Kyle Guse
Chief Financial Officer, General Counsel and Secretary